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CONTACTS:
     NEES                     NATIONAL GRID

     Media:                   Media:
     Jackie Barry             Susan Stevens
     (508) 389-3298           011-44-171-620-8366
     (508) 389-4966 (pager)

     Investors:               Investors:
     ----------               ----------
      Bob Seega               Jill Sherratt
      (508) 389-2178          011-44-171-620-9191
                         011-44-468-490-807 (cell phone)

SEC APPROVES NEES/NATIONAL GRID MERGER

     NEES to be Renamed National Grid USA Following Close of
Merger WESTBOROUGH, Mass., March 15, 2000   The U. S. Securities
and Exchange Commission (SEC) has approved the merger between New England Electric System (NEES) and The National Grid Group plc (National Grid), NEES President and Chief Executive Officer Rick Sergel announced today. According to Sergel, the merger is expected to close in approximately one week. Following closing, NEES will be renamed National Grid USA.

     The final sale price for the merger, and the final price of NEES shares are expected to be approximately $3.2 billion and $54.21, respectively. The exact sale and share prices will be announced on closing day.

     When the merger closes, National Grid will acquire all outstanding shares of NEES, and NEES will become a wholly owned subsidiary of National Grid. NEES will serve as the base of U.S. operations for National Grid, and will provide a platform for U.S. growth in the company's electricity transmission and distribution business.

     "This merger is all about opportunity   for our customers,
our employees, and the region as a whole," said Sergel. "Our customers will continue to enjoy high levels of service and prices that are among the region's lowest; our employees will join a global company whose size and considerable resources will help us stay competitive in this changing industry; and the region will benefit from National Grid's decade of experience in the U.K.'s competitive electricity market."

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     "Once we decided to explore strategic opportunities in the
U.S., we mounted an extensive search for the ideal company to join National Grid and form a solid platform for growth within North America," said National Grid Group Chief Executive David Jones. "We chose NEES because of its reputation as an industry leader, and because it shares our strong commitment to delivering world class levels of service."

     Following the completion of the merger, NEES will be renamed National Grid USA. NEES's local electric companies
Massachusetts Electric Company, Narragansett Electric Company
(RI), Granite State Electric Company (NH), and Nantucket Electric
Company   will keep their existing names, and continue to serve
their more than 1.3 million customers in Massachusetts, Rhode Island and New Hampshire. National Grid USA's company headquarters will remain in Westborough, Massachusetts.

     Sergel commented, "Our decision to change the holding company name to National Grid USA reflects our new status as part of a global industry leader, as well as our plans for future growth, which we expect to extend beyond New England." He added, "By the same token, our decision to retain the existing, familiar names of our local electric companies reflects our unwavering commitment to our customers, who always have been, and always will be, a top priority for us."

     Sergel will continue as president and chief executive officer of the U.S. company, and will join the National Grid Group board as a director, overseeing North American operations. NEES director Paul Joskow, professor of economics and management at the Massachusetts Institute of Technology, also will join National Grid's board.

     The merger between NEES and National Grid was announced on December 14, 1998. It has been approved by or received support from all of the necessary state and federal regulatory agencies. The SEC approval was required because of federal law applying to ownership of public utility holding companies. Shareholders of both companies approved the merger by overwhelming majorities.

     In February 1999, NEES announced its intention to acquire
Eastern Utilities Associates, a neighboring electric utility based in West Bridgewater, Massachusetts, for $634 million. NEES and National Grid expect to complete that merger soon.

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     NEES (NYSE:NES) is a public utility holding company based in
Westborough, Massachusetts. Its subsidiaries are engaged in the transmission and distribution of electricity, the marketing of energy commodities and services, and the construction and leasing of telecommunications infrastructure.

     The National Grid Group plc (LSE, NYSE:NGG) -- one of the U.K.'s largest 100 companies -- builds, owns and operates electricity and telecommunications networks around the world, focusing on liberalising markets. The world's largest independent electricity transmission company, National Grid operates networks in England, Wales, Argentina and Zambia. The company operates or is developing transmission interconnectors in England, Scotland, France, Africa, Australia and the Isle of Man.

     The company has a growing portfolio of telecommunications businesses that includes a minority stake in UK company Energis, which National Grid created; a joint venture in Brazil; and a joint venture being developed in Poland.

     National Grid's headquarters are in Coventry, England.